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                                                                      EXHIBIT 99


[HCA LOGO]                                                           NEWS

                                                          FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                             MEDIA CONTACT:
Mark Kimbrough                                                Jeff Prescott
(615) 344-2688                                                (615) 344-5708


                       HCA PREVIEWS FIRST QUARTER RESULTS
    UNINSURED LEVELS AND PROVISION FOR DOUBTFUL ACCOUNTS EXCEED EXPECTATIONS
                       EARNINGS GUIDANCE FOR 2004 REVISED


NASHVILLE, TENN., APRIL 14, 2004 - HCA (NYSE: HCA) expects its financial results for the first quarter ended March 31, 2004 to approximate $0.69 per diluted share, below current investment analysts' and Company expectations. These financial results reflect the results of the Company's March "hindsight analysis" of its accounts receivable. This analysis, which is performed quarterly, indicated the collectability of uninsured accounts receivable continued to deteriorate. In addition, the Company experienced a significant increase in uninsured volumes during the first quarter, and in particular, in March. As a result, the Company's provision for doubtful accounts in the first quarter is expected to be $694 million (11.7 percent of net revenues) compared to $428 million (8.1 percent of net revenues) in the first quarter of 2003.

"As I have commented on many occasions over the past two years, the most significant challenge the hospital industry faces is the growing numbers of uninsured and under-insured in this country. Hospitals have become the ultimate safety net for health care services for the vast majority of America's more than 44 million uninsured. Unfortunately, this is a cost the hospital industry is increasingly bearing alone," stated Jack O. Bovender, Jr., HCA Chairman and CEO. "It is time for all sectors of society, both public and private, health care and non-health care, to participate in solving this societal issue, by providing affordable health insurance for all Americans and more equitably sharing this growing cost to society."


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The change in estimate for the provision for doubtful accounts was based upon an increase in the number of uninsured patients in the first quarter, coupled with a deterioration in the collectability of uninsured accounts. The estimated collectability is based upon the results of the Company's quarterly "hindsight analysis", in which historical write-offs and collections experience on accounts receivable are analyzed. The historical "look back" results, along with considerations of current economic and volume trends in combination with collection indicators, are used as a basis for the Company's estimate of allowance for doubtful accounts for its accounts receivable. Approximately $30 million of the first quarter increase in bad debts was the result of deterioration in the collectability of uninsured accounts.

Uninsured emergency room visits rose 18 percent in the first quarter and 26 percent in the month of March, while uninsured admissions rose 14 percent in the first quarter and 19 percent in March compared to the same periods of 2003. In addition to the significant increase in first quarter 2004 bad debts, the Company's health care facilities provided $218 million of charity care and discounts to the uninsured, up from $182 million in the first quarter of 2003.

Due to the higher than anticipated provision for doubtful accounts in the first quarter and current trends in uninsured volumes, management now estimates the Company's provision for doubtful accounts will approximate 11.5 percent of net revenues for the full year 2004, up from prior expectations of 10.0 to 11.0 percent of net revenues. The 11.5 percent assumption assumes charity care levels, for the balance of 2004, will remain consistent to the first quarter rate of growth. However, should charity care levels increase at a faster rate, bad debts would be reduced comparably.

As a result of the expected increase in bad debts, the Company's prior earnings guidance for 2004 of $2.85 to $2.95 per diluted share is being revised to a range of $2.60 to $2.70 per diluted share.

The Company's new earnings guidance range for 2004 also reflects a decrease in its previously expected medical liability insurance premium expense of approximately $28 million, of which $7 million was recognized in the first quarter of 2004. In addition, management has noted current favorable claim and payment trends, benefits resulting from the Company's patient safety programs, the adoption of tort reforms and limitations on losses in certain states and continued low interest rates. As a result, our new earnings guidance includes a positive $40 million to $70 million change in the estimated professional liability insurance reserves. The amount of any change to the estimated professional liability insurance reserves will be determined after the Company receives its annual, independent actuarial analyses, which are expected to be completed over the next two to four months.


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For the quarter ended March 31, 2004, the Company expects to report an increase in consolidated revenues of approximately 12.6 percent to $5.9 billion. Consolidated revenue per equivalent admission increased approximately 5.8 percent, while admissions increased 6.4 percent in the first quarter compared to the first quarter of 2003. Preliminary results indicate same facility revenues rose approximately 8.7 percent in the first quarter of 2004, revenue per equivalent admission increased 6.0 percent and same facility admissions increased approximately 2.5 percent.

During the first quarter, same facility outpatient surgeries increased 1.8 percent; ambulatory surgery volumes increased 3.5 percent while hospital based outpatient surgeries increased 1.0 percent. Same facility emergency room visits increased 2.3 percent in the first quarter.

HCA will host a conference call for investors today at 9:00 a.m. CDT (10:00 a.m.
EDT). The call in number is 800-810-0924. The replay number, available beginning at 12:00 noon CDT today until 12:00 midnight April 17, is 888-203-1112, confirmation code 619406. Interested investors may also access a live audio broadcast of the call, via webcast. The broadcast will also be available on a replay basis beginning this afternoon and through the next 30 days. The webcast may be accessed at http://www.firstcallevents.com/service/ajwz404288958gf12.html.

The Company plans to report final results for its first quarter, ended March 31, 2004, on April 22, 2004.

This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements regarding our estimated results of operations in future periods and all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to (i) increases in the amount and risk of collectability of uninsured accounts and deductibles and co-pay amounts for insured accounts, (ii) the ability to achieve operating and financial targets and achieve expected levels of patient volumes and control the costs of providing services, (iii) the highly competitive nature of the health care business, (iv) the efforts of insurers, health care providers and others to contain health care costs, (v) possible changes in the Medicare and Medicaid programs that may impact reimbursements to health care providers and insurers,
(vi) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel, (vii) potential


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liabilities and other claims that may be asserted against the Company, (viii)
fluctuations in the market value of the Company's common stock, (ix) the impact of the Company's charity care and self-pay discounting policy changes (x) changes in accounting practices, (xi) changes in general economic conditions,
(xii) future divestitures which may result in additional charges, (xiii) changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms, (xiv) the availability and terms of capital to fund the expansion of the Company's business, (xv) changes in business strategy or development plans, (xvi) delays in receiving payments for services provided,
(xvii) the possible enactment of Federal or state health care reform, (xviii) the outcome of pending and any future tax audits and litigation associated with the Company's tax positions, (xix) the outcome of the Company's continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and the Company's corporate integrity agreement with the government, (xx) changes in Federal, state or local regulations affecting the health care industry, (xxi) the ability to successfully integrate the operations of Health Midwest, (xxii) the ability to develop and implement the payroll and human resources information system within the expected time and cost projections and, upon implementation, to realize the expected benefits and efficiencies, and (xxiii) other risk factors detailed in the Company's filings with the SEC. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "HCA" as used throughout this document refer to HCA Inc. and its affiliates.


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